Exhibit 99.1

For immediate release	For More Information:
J. Bruce Hildebrand, Executive Vice President
325.627.7155
FIRST FINANCIAL BANKSHARES ANNOUNCES
SECOND QUARTER EARNINGS
ABILENE, Texas, July 23, 2009 — First Financial Bankshares, Inc. (Nasdaq: FFIN) today reported earnings for the second quarter of 2009 of $13.57 million compared with earnings of $13.60 million in the same quarter last year. Basic earnings per share were $0.65 in the second quarter of 2009, equal to the same period last year.
Net interest income for the second quarter of 2009 increased 7.0 percent to $32.12 million compared with $30.02 million in the same quarter last year. The net interest margin, on a taxable equivalent basis, rose to 4.88 percent for the second quarter of 2009 compared with 4.61 percent in the same period a year ago and 4.76 percent for the quarter ended March 31, 2009. The provision for loan losses was $1.59 million in the second quarter of 2009, up from $1.44 million in the same quarter last year. Nonperforming assets as a percentage of loans and foreclosed assets totaled 95 basis points at June 30, 2009, compared with 95 basis points at March 31, 2009, and 71 basis points at June 30, 2008.
Noninterest income in the second quarter of 2009 declined 9.9 percent to $12.12 million compared with $13.46 million in the same quarter a year earlier. Noninterest income for the second quarter of 2008 included $1.43 million in pre-tax gain on the sale of student loans with no gain on the sale of student loans reported during the second quarter of 2009. The Company announced in April 2009 that it had suspended its student lending activities as a result of changes mandated by the Department of Education beginning with the 2009-2010 school year, which significantly reduced the profitability of the student loan program. During the first quarter of 2009, the Company recorded a pre-tax gain of $616,000 on the sale of the student loans, excluding related servicing and overhead expenses.
Trust fees declined 9.9 percent during the second quarter of 2009 to $2.13 million compared with $2.36 million in the second quarter last year, reflecting declines in the market value of the equity investments under management and lower oil prices, offset in part by a growth of $92.1 million in new business over the prior year. Service charges on deposit accounts decreased 4.4 percent to $5.42 million compared with $5.67 million a year ago. Offsetting these declines were increases in ATM and credit card fees of $163,000, primarily as a result of increased use of debit cards, real estate mortgage fees of $93,000, due primarily to refinancing existing mortgages and gain on securities transactions of $332,000 compared to the same period in 2008.
Noninterest expense increased 5.9 percent in the second quarter of 2009 to $24.36 million from $23.01 million in the same quarter last year. However, noninterest expense would have declined over prior periods had it not been for the significant increase in FDIC insurance premiums, including a $1.4 million special assessment. Total insurance premiums to the FDIC, including the special assessment, increased to $2.31 million in the second quarter of 2009 from $143,000 in the same quarter last year. The Company’s efficiency ratio in the second quarter of 2009 was 52.17 percent compared with 50.95 percent in the same quarter a year ago. Offsetting the overall increase in noninterest expense were decreases in profit sharing expense of $434,000, debit card expense of $385,000 and utility costs of $172,000 compared to same period in 2008.
“We could not be more pleased that our earnings were level for the second quarter, especially since we did not have student loan income this quarter compared to $1.43 million in the second quarter last year, and we had an increase in FDIC insurance premiums of $2.2 million for the quarter,” said F. Scott Dueser, President and Chief Executive Officer. “Overcoming these two large obstacles by increasing our net interest margin and decreasing expenses was extraordinary. Our bank presidents continue to do an exceptional job of managing our net interest margin and their banks.”
For the first half of 2009, net income increased 1.9 percent to $27.27 million from $26.76 million a year ago. Basic earnings per share rose to $1.31 in the first half of 2009 from $1.29 in the same period last year. Net interest income increased 7.0 percent in the first half of 2009 to $64.04 million from $59.85 million a year ago. Provision for loan losses increased 33.5 percent from $2.51 million to $3.35 million as the Company continues to aggressively address problem loans and the national recession. Noninterest income was $23.66 million compared with $25.77 million in the same period a year earlier. Noninterest expense was up 3.6 percent to $47.31 million from $45.67 million a year ago, primarily due to the $2.98 million increase in FDIC insurance premiums.
As of June 30, 2009, consolidated assets for the Company totaled $3.08 billion, virtually unchanged from a year ago. Loans totaled $1.48 billion at quarter end, compared with loans of $1.51 billion a year ago. Total deposits held relatively steady at $2.47 billion as of June 30, 2009, compared with $2.57 billion a year earlier. Shareholders’ equity rose to $388.9 million as of June 30, 2009, compared with $343.9 million the prior year.
Headquartered in Abilene, Texas, First Financial Bankshares is a financial holding company that operates ten separately chartered banks with 48 locations in Texas. The bank subsidiaries are First Financial Bank, N.A., Abilene, Albany, Clyde and Moran; First Financial Bank, N.A., Eastland, Ranger and Rising Star; First Financial Bank, N.A., Cleburne, Burleson, Alvarado and Midlothian; First Financial Bank, Hereford; First Financial Bank, N.A., Mineral Wells; San Angelo National Bank, San Angelo; First Financial Bank, N.A., Southlake, Bridgeport, Boyd, Decatur, Keller and Trophy Club; First Financial Bank, N.A., Stephenville, Granbury, Glen Rose and Acton; First Financial Bank, N.A., Sweetwater, Roby, Trent and Merkel; and First Financial Bank, N.A., Weatherford, Willow Park, Aledo and Brock. The Company also operates First Financial Trust & Asset Management Company, N.A., with six locations and First Technology Services, Inc., a technology operating company.

The Company is listed on The NASDAQ Global Select Market under the trading symbol FFIN. For more information about First Financial Bankshares, please visit our Web site at http://www.ffin.com.
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Certain statements contained herein may be considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon the belief of the Company’s management, as well as assumptions made beyond information currently available to the Company’s management, and may be, but not necessarily are, identified by such words as “expect”, “plan”, “anticipate”, “target”, “forecast” and “goal”. Because such “forward-looking statements” are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include competition from other financial institutions and financial holding companies; the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes in the demand for loans; fluctuations in value of collateral and loan reserves; inflation, interest rate, market and monetary fluctuations; changes in consumer spending, borrowing and savings habits; and acquisitions and integration of acquired businesses, and similar variables. Other key risks are described in the Company’s reports filed with the Securities and Exchange Commission, which may be obtained under “Investor Relations-Documents/Filings” on the Company’s Web site or by writing or calling the Company at 325.627.7155. Except as otherwise stated in this news announcement, the Company does not undertake any obligation to update publicly or revise any forward-looking statements because of new information, future events or otherwise.

FIRST FINANCIAL BANKSHARES, INC.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except share and per share data)

	June 30,
	2009	2008
ASSETS:
Cash and due from banks	$119,592	$156,220
Fed funds sold	26,375	107,920
Investment securities	1,301,251	1,153,902
Loans	1,479,122	1,512,542
Allowance for loan losses	(23,247)	(18,677)

Net loans	1,455,875	1,493,865
Premises and equipment	63,807	63,514
Goodwill	62,112	62,112
Other intangible assets	1,453	2,480
Other assets	47,070	44,652

Total assets	$3,077,535	$3,084,665

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Noninterest-bearing deposits	$741,242	$807,681
Interest-bearing deposits	1,731,273	1,760,940

Total deposits	2,472,515	2,568,621
Short-term borrowings	176,673	149,895
Other liabilities	39,488	22,238
Shareholders’ equity	388,859	343,911

Total liabilities and shareholders’ equity	$3,077,535	$3,084,665

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
INCOME STATEMENTS
Interest income	$36,468	$38,951	$73,430	$80,697
Interest expense	4,347	8,931	9,386	20,847

Net interest income	32,121	30,020	64,044	59,850
Provision for loan losses	1,588	1,441	3,348	2,509

Net interest income after provision for loan losses	30,533	28,579	60,696	57,341
Noninterest income	12,120	13,455	23,656	25,767
Noninterest expense	24,358	23,009	47,305	45,670

Net income before income taxes	18,295	19,025	37,047	37,438
Income tax expense	4,729	5,423	9,777	10,674

Net income	$13,566	$13,602	$27,270	$26,764

PER COMMON SHARE DATA
Net income — basic	$0.65	$0.65	$1.31	$1.29
Net income — diluted	0.65	0.65	1.31	1.29
Cash dividends	0.34	0.34	0.68	0.66
Book value			18.68	16.54
Market value			50.36	45.81
Shares outstanding — end of period	20,814,760	20,792,309	20,814,760	20,792,309
Average outstanding shares — basic	20,809,061	20,786,902	20,805,392	20,780,421
Average outstanding shares — diluted	20,830,965	20,833,048	20,821,782	20,816,219

PERFORMANCE RATIOS
Return on average assets	1.77%	1.81%	1.76%	1.78%
Return on average equity	13.98	15.55	14.28	15.48
Net interest margin (tax equivalent)	4.88	4.61	4.82	4.59
Efficiency ratio	52.17	50.95	51.21	51.40

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

	Quarter Ended
	2009		2008
	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$22,652	$21,529	$20,048	$18,677	$18,377
Loans charged off	(1,225)	(893)	(2,406)	(647)	(1,374)
Loan recoveries	232	255	204	253	233

Net charge-offs	(993)	(638)	(2,202)	(394)	(1,141)
Provision for loan losses	1,588	1,761	3,683	1,765	1,441

Balance at end of period	$23,247	$22,652	$21,529	$20,048	$18,677

Allowance for loan losses / period-end loans	1.57%	1.53%	1.37%	1.28%	1.23%
Allowance for loan losses / nonperforming loans	225.4	233.5	216.8	245.7	208.4
Net charge-offs / average loans (annualized)	0.27	0.17	0.56	0.10	0.30

NONPERFORMING ASSETS
Nonaccrual loans	$10,242	$9,606	$9,893	$7,947	$8,963
Accruing loans 90 days past due	72	94	36	213	—

Total nonperforming loans	10,314	9,700	9,929	8,160	8,963
Foreclosed assets	3,755	4,415	2,602	2,613	1,792

Total nonperforming assets	$14,069	$14,115	$12,531	$10,773	$10,755

As a % of loans and foreclosed assets	0.95%	0.95%	0.80%	0.69%	0.71%
As a % of end of period total assets	0.46	0.45	0.39	0.34	0.35

CAPITAL RATIOS
Tier 1 Risk-based	17.36%	16.80%	15.89%	15.41%	15.25%
Total Risk-based	18.61	18.05	17.04	16.49	16.27
Tier 1 Leverage	10.53	10.01	9.68	9.63	9.55
Equity to assets	12.64	12.22	11.48	11.13	11.15

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
NONINTEREST INCOME
Gain on sale of student loans, net	$—	$1,432	$616	$1,715
Gain on securities transactions, net	498	166	747	559
Trust fees	2,126	2,359	4,242	4,731
Service charges on deposits	5,421	5,671	10,562	11,196
Real estate mortgage fees	858	765	1,446	1,369
Net gain (loss) on sale of foreclosed assets	99	(15)	(59)	89
ATM and credit card fees	2,427	2,264	4,636	4,295
Other noninterest income	691	813	1,466	1,813

Total Noninterest Income	$12,120	$13,455	$23,656	$25,767

NONINTEREST EXPENSE
Salaries and employee benefits, excluding profit sharing	$11,686	$11,556	$23,183	$23,059
Profit sharing expense	555	989	1,050	2,034
Net occupancy expense	1,567	1,652	3,187	3,243
Equipment expense	1,968	1,865	3,908	3,712
Printing, stationery and supplies	465	441	897	951
ATM and credit card expenses	734	1,115	1,651	2,117
Audit fees	262	334	547	596
Legal, tax and professional fees	763	733	1,693	1,475
FDIC Insurance premiums	2,305	143	3,256	276
Correspondent bank service charges	323	299	635	565
Advertising and public relations	590	656	1,122	1,300
Amortization of intangible assets	216	304	438	615
Other noninterest expense	2,924	2,922	5,738	5,727

Total Noninterest Expense	$24,358	$23,009	$47,305	$45,670

TAX EQUIVALENT YIELD ADJUSTMENT	$2,450	$1,687	$4,686	$3,242

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended
	June 30, 2009
	Average	Tax Equivalent	Yield /
	Balance	Interest	Rate
Interest-earning assets:
Fed funds sold	$32,435	$19	0.23%
Interest-bearing deposits in nonaffiliated banks	12,851	52	1.61%
Taxable securities	885,381	9,209	4.16%
Tax exempt securities	429,542	6,738	6.27%
Loans	1,481,792	22,900	6.20%

Total interest-earning assets	2,842,001	38,918	5.49%
Noninterest-earning assets	240,277

Total assets	$3,082,278

Interest-bearing liabilities:
Deposits	$1,735,640	$4,154	0.96%
Fed funds purchased and other short term borrowings	171,935	193	0.45%

Total interest-bearing liabilities	1,907,575	4,347	0.91%

Noninterest-bearing liabilities	785,608
Shareholders’ equity	389,095

Total liabilities and shareholders’ equity	$3,082,278

Net interest income and margin (tax equivalent)		$34,571	4.88%

	Six Months Ended
	June 30, 2009
	Average	Tax Equivalent	Yield /
	Balance	Interest	Rate
Interest-earning assets:
Fed funds sold	$32,968	$43	0.26%
Interest-bearing deposits in nonaffiliated banks	8,147	70	1.73%
Taxable securities	895,102	18,946	4.23%
Tax exempt securities	414,480	12,899	6.22%
Loans	1,524,211	46,158	6.11%

Total interest-earning assets	2,874,908	78,116	5.48%
Noninterest-earning assets	249,720

Total assets	$3,124,628

Interest-bearing liabilities:
Deposits	$1,751,263	$8,932	1.03%
Fed funds purchased and other short term borrowings	201,416	454	0.45%

Total interest-bearing liabilities	1,952,679	9,386	0.97%

Noninterest-bearing liabilities	786,970
Shareholders’ equity	384,979

Total liabilities and shareholders’ equity	$3,124,628

Net interest income and margin (tax equivalent)		$68,730	4.82%